Exhibit 10.1
AMENDED CONSENT SOLICITATION STATEMENT
$400,000,000
TRICO SHIPPING AS
Solicitation of Consents and Waivers in Respect of all
Outstanding 11 ⅞% Senior Secured Notes Due 2014
(CUSIP Nos. 89612BAA6 and R92856AA2)
     Subject to the terms set forth in this consent solicitation statement, we are soliciting consents from the Holders of our outstanding 11 ⅞% Senior Secured Notes due 2014, which we refer to as the “Notes,” to (i) modify and/or waive certain provisions contained in the indenture pursuant to which the Notes were issued, dated as of October 30, 2009, among us, as issuer, the guarantors identified therein and Deutsche Bank National Trust Company (as successor trustee to Wells Fargo Bank, N.A.), as trustee thereunder (the “Trustee”) (as amended by the First Supplemental Indenture, dated as of June 25, 2010 and the Second Supplemental Indenture, dated as of September 21, 2010, referred to hereafter as the “Indenture”), and (ii) make certain other amendments, supplements and waivers to any of the covenants and related definitions in the Indenture or in other related agreements and documents reasonably necessary or appropriate to implement the foregoing. The term “Holders” means those holders of record at the close of business on November 24, 2010, which we refer to as the “Record Date,” as reflected in the records of the Trustee.
     By consenting to the Proposed Amendment (as defined under the heading “The Consent Solicitation–Proposed Amendment” herein), the Holders are also agreeing to waive any objections, claims and causes of action with respect to the Proposed Amendment and the implementation thereof, including any future defaults under the Indenture with respect to the provisions that would be modified if the Requisite Consents (defined below) are obtained; and each consenting Holder hereby irrevocably waives application of such provisions as to the Notes to which its consent relates, whether or not the Requisite Consents are obtained (the “Proposed Waiver”).
     This solicitation is being made upon the terms set forth in this consent solicitation statement and the accompanying letter of consent. Approval of the Proposed Amendment requires the consent of the Holders (as of the Record Date) of all the outstanding Notes as of the Record Date (such consents are referred to as the “Requisite Consents”).
     We will not pay any fee to Holders of Notes for delivering their consents to the Proposed Amendment. The consent solicitation will expire at 5:00 p.m., Eastern Time, on December 8, 2010 (the “Expiration Date”).
     At any time following receipt of the Requisite Consents (which have not been revoked), and in compliance with the conditions contained in the Indenture, we and the Trustee intend to execute a supplemental indenture (the “Third Supplemental Indenture”) implementing the Proposed Amendment, unless we have terminated this solicitation for any reason. Notwithstanding anything to the contrary contained herein, the Third Supplemental Indenture will not become operative by its terms unless and until (i) we obtain waivers, consents or amendments from the lenders under the Working Capital Facility and the Priority Credit Facility (as defined herein) such that none of the sale of the Trico Star and Trico Sabre and the application of the proceeds thereof as contemplated herein shall constitute a default thereunder, (ii) all conditions to the consent solicitation have been satisfied or waived, and (iii) if applicable, approval of the execution by Trico Marine Services, Inc., Trico Holdco LLC and Trico Marine Cayman, L.P. of the Third Supplemental Indenture, the proposed amendment to the Working Capital Facility and any related documents has been received from the United States Bankruptcy Court for the District of Delaware in the proceedings styled In re: Trico Marine Services, Inc., et al., No. 10-12653. We will make a public announcement of the effectiveness of the Proposed Amendment at or prior to 9:00 a.m., EST, on the next business day after such conditions are met.
     Notwithstanding anything to the contrary set forth in this consent solicitation statement, and subject to any limitations and restrictions set forth in the Restructuring Support Agreement (defined under the heading “The Consent Solicitation—Background” below), we reserve the right at any time prior to the effectiveness of the Third Supplemental Indenture to (i) terminate the solicitation for any reason, (ii) amend the terms of the solicitation including, without limitation, to reduce the amount of the Requisite Consents, with respect to all or a portion of the provisions to be amended by the Proposed Amendment or (iii) instead of implementing the Third Supplemental Indenture, give effect to the Proposed Waiver, whether or not the Requisite Consents are obtained.
Solicitation Agent
Evercore Partners
55 East 52nd Street
New York, New York 10055
(212) 822-7584
November 24, 2010

ABOUT THIS CONSENT SOLICITATION STATEMENT
     You should read and carefully consider the information contained herein before deciding whether to give your consent to the Proposed Amendment by properly completing, executing and delivering the accompanying letter of consent in accordance with the instructions set forth herein and therein.
     Only Holders of the Notes as of the Record Date are eligible to consent to the Proposed Amendment. Any beneficial owner of Notes who is not a Holder of such Notes must arrange with the person who is the Holder or such Holder’s assignee or nominee to execute and deliver a letter of consent on behalf of such beneficial owner. For purposes of this solicitation, The Depository Trust Company (“DTC”) has authorized DTC participants (“Participants”) set forth in the position listing of DTC as of the Record Date to execute letters of consent as if they were the Holders of the Notes held of record in the name of DTC or in the name of its nominee. Accordingly, for purposes of the solicitation, the term “Holder” shall be deemed to include such Participants.
     Holders who wish to consent must deliver their properly completed and executed letter of consent to Deutsche Bank National Trust Company, as tabulation agent (the “Tabulation Agent”), at the address set forth on the back cover of this consent solicitation statement in accordance with the instructions set forth herein and in the letter of consent. Consents should not be delivered to us or the Trustee. However, we reserve the right to accept any consent received by us or the Trustee. Under no circumstances should any person tender or deliver Notes to us, the Trustee, the Tabulation Agent or any other party at any time.
     Recipients of this consent solicitation statement and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the solicitation.
     Please handle this matter through your bank or broker. Questions concerning the terms of the solicitation should be directed to Evercore Partners (“Evercore”), as solicitation agent (the “Solicitation Agent”), at the telephone number set forth on the back cover of this consent solicitation statement. Requests for assistance in completing and delivering a letter of consent or requests for additional copies of this consent solicitation statement, the letter of consent or other related documents should be directed to Deutsche Bank National Trust Company, as the information agent (the “Information Agent”) and Tabulation Agent, at the addresses or telephone numbers set forth on the back cover of this consent solicitation statement.
     No person has been authorized to give any information or make any representations other than those contained or incorporated by reference in this consent solicitation statement and, if given or made, such information or representations must not be relied upon as having been authorized by us, the Trustee, the Tabulation Agent, the Information Agent, the Solicitation Agent or any other person related thereto.

     The statements made in this consent solicitation statement are made as of the date of this consent solicitation statement, and delivery of this consent solicitation statement or the accompanying materials at any time does not imply that the information herein or therein is correct as of any subsequent date. The information provided in this consent solicitation statement is based upon information provided solely by us. The Information Agent and the Solicitation Agent have not independently verified and do not make any representation or warranty, express or implied, or assume any responsibility, as to the accuracy or adequacy of the information contained or incorporated herein.
     The solicitation is not being made to, and a letter of consent form will not be accepted from or on behalf of, a Holder in any jurisdiction in which the making of the solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We may in our discretion, however, take such action as we may deem necessary to lawfully make the solicitation in any such jurisdiction and to extend the solicitation to any Holder in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the solicitation to be made by a licensed broker or dealer, the solicitation will be deemed to be made on behalf of us by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
     Neither the United States Securities and Exchange Commission, any other securities commission nor any other regulatory authority or court has approved or disapproved the solicitation or this Consent Solicitation Statement nor have any of the foregoing authorities passed upon or endorsed this solicitation or this Consent Solicitation Statement. Any representation to the contrary is a criminal offense.
     In this consent solicitation statement, unless otherwise specified, “Trico,” the “Company,” “we,” “us” and “our” refer to Trico Shipping AS, its consolidated subsidiaries and their predecessors.
     Capitalized terms used in this consent solicitation statement that are not otherwise defined have the meanings set forth in the Indenture or the first or second supplemental indenture.

THE CONSENT SOLICITATION
General
     Approval of the Proposed Amendment requires the consent of all the Holders of the outstanding Notes as of the Record Date, or the Requisite Consents.
     The delivery of a consent will not affect a Holder’s right to sell or transfer any Notes, and a sale or transfer of any Notes after the Record Date will not have the effect of revoking any consent properly given by the Holder of such Notes. Therefore, each properly executed and delivered consent that is not revoked will be counted notwithstanding any subsequent sale or transfer of any Notes to which such consent relates. Failure to deliver a letter of consent will have the same effect as if a Holder had chosen not to give its consent to the Proposed Amendment.
Background
     Trico Holdco LLC, a Delaware limited liability company (“Holdco”), is a direct wholly-owned subsidiary of Trico Marine Services, Inc., a Delaware corporation (the “Parent”), and the general partner of Trico Marine Cayman, L.P., a Cayman Islands limited partnership (“Trico Cayman” and together with Holdco and the Parent, the “Parent Entities”). The Parent is the sole limited partner of Trico Cayman. Trico Supply AS, a Norwegian limited company (“Trico Supply”), is a direct wholly-owned subsidiary of Trico Cayman, and directly owns all of the equity interests in the Company. The Company is the issuer of the Notes and each of the Parent, Holdco, Trico Cayman and Trico Supply are guarantors of the Notes.
     On November 10, 2010, Trico Subsea Holding AS, a Norwegian limited company and a wholly-owned subsidiary of the Company (“Trico Subsea”), as seller, and Lewek Shipping Pte. Ltd., as buyer (“Lewek Shipping”), entered into that certain memorandum of agreement (the “Memorandum of Agreement”) under which Trico Subsea agreed to sell the Trico Sabre and Trico Star vessels en bloc to Lewek Shipping Pte. Ltd., or its nominee, for $52,300,000.00 (the “Purchase Price”), free of all charters, encumbrances, mortgages, and maritime liens or any other debts whatsoever, on an “as is, where-is” basis (the “Sale”). The Trico Sabre and Trico Star are both multi-purpose platform supply vessels that were built in 2009 and 2010, respectively, at the Tebma Shipyards Limited.
     Under the Memorandum of Agreement, final payment of the Purchase Price is due upon delivery of the vessels. The vessels have been inspected and accepted by Lewek Shipping, and the expected time of delivery is on or prior to November 30, 2010. The cancellation date under the Memorandum of Agreement is December 1, 2010.
     Prior to acceptance of the offer from Lewek Shipping for the Trico Sabre and Trico Star vessels, Trico Subsea received multiple offers for the vessels, each less than Lewek Shipping’s offer. In order to procure the highest and best offer for the vessels, Trico Subsea, by letter, sought the final and best bids of each entity who previously expressed an interest in purchasing the vessels. The offer from Lewek Shipping was received as a part of these efforts and was the highest and best offer received.

     In the event that cancellation of the Memorandum of Agreement occurs, Trico Subsea desires to find another buyer or buyers for the Trico Sabre and Trico Star vessels and close such transaction provided that the sale price is not less than 95% of the Purchase Price if sold en bloc or $25,000,000 per vessel if sold individually (each, an “Alternative Sale”).
     The net proceeds of the sale of Trico Sabre and Trico Star will be applied as follows: (i) $20,000,000 will be retained by the Company for working capital purposes or to repay indebtedness under the Priority Credit Agreement or the Working Capital Facility or redeem additional Notes on the terms set out in clause (b) below and (ii) (a) 8.36% of the remaining net proceeds will be used to repay indebtedness (including accrued interest thereon) and/or cash collateralize letters of credit under the Working Capital Facility, and (b) 91.64% of the remaining net proceeds will be used to redeem Notes at 100% of principal amount and repay accrued interest on the Notes to be redeemed. No prepayment premium, penalty or make whole will be paid in respect of the Notes to be redeemed. The Holders hereby waive the minimum 30 day notice requirement that would otherwise be required for such redemption, including any requirements under the Indenture and specifically Sections 3.03 and 4.24 thereof. The Company expects to call the Notes for redemption promptly following closing of the Sale or the Alternative Sale, as the case may be. The net proceeds of the sale to be applied to the Notes and the Working Capital Facility will not be sent to the Collateral Agent (defined herein). Rather, promptly after closing of the sale, such funds will be wired to the agent under the Working Capital Facility and the Trustee, as applicable, for distribution to their respective constituents. Net proceeds of the Sale or an Alternative Sale that are to be paid to the Holders shall be paid to the Holders of record as of the Record Date.
     Alternatively, so long as, on or before the date of the Sale or Alternative Sale: (i) the Company has received a commitment for an additional $20,000,000 in loans under the Priority Credit Agreement on the same terms as the existing loans thereunder (the “Incremental Priority Loan”); (ii) the Lenders under the Working Capital Facility shall have consented to the Incremental Priority Loan and to the amendments to the Collateral Agency and Intercreditor Agreement and the Security Documents required in connection therewith; (iii) all the Holders of the outstanding Notes as of the Record Date shall have given their consent to approve the Proposed Amendment and the Proposed Waiver (which shall include consent to the Incremental Priority Loan and the amendments to the Collateral Agency and Intercreditor Agreement and the Security Documents required in connection therewith); and (iv) if required, the execution by Trico Marine Services, Inc., Trico Holdco LLC and Trico Marine Cayman, L.P. of the amendments to the Collateral Agency and Intercreditor Agreement and the Security Documents required in connection with the Incremental Priority Loan and approval of such execution from the United States Bankruptcy Court for the District of Delaware in the proceedings styled In re: Trico Marine Services, Inc., et al., No. 10-12653 (clauses (i)-(iv), the “Incremental Priority Conditions”); then (a) 8.36% of the full amount of the net proceeds will be used to repay indebtedness (including accrued interest thereon) and/or cash collateralize letters of credit under the Working Capital Facility, and (b) 91.64% of the full amount of the net proceeds will be used to redeem Notes at 100% of principal amount and repay accrued interest on the Notes to be redeemed.
     The Proposed Amendment will allow the Company to consummate the sale of the Trico Sabre and Trico Star pursuant to the Memorandum of Agreement or in an Alternative Sale

without complying with the requirements of Section 4.10(1)(a) of the Indenture that the consideration be the greater of (x) Appraised Value (as defined in the Indenture) of the vessels as of a date not more than 12 months prior to the date of the disposition and (y) the Fair Market Value (as defined in the Indenture) of the vessels. The Proposed Amendment will also allow the Company to apply the proceeds of the Sale or the Alternative Sale without complying with the requirements of Section 4.24 of the Indenture relating to the amount of the redemption price and procedure for redemption of the Notes. In particular, the Proposed Amendment will permit the Company to redeem Notes out of the net proceeds of the sale of the Trico Sabre and Trico Star at a redemption price of 100% of principal amount plus accrued and unpaid interest on the Notes to be redeemed (the “Amended Redemption Price”) rather than the higher redemption price otherwise payable under Section 4.24 of the Indenture.
     We reserve the right to redeem consenting Notes at the Amended Redemption Price and non-consenting Notes at the redemption price otherwise payable under Section 4.24 of the Indenture in connection with the Sale or Alternative Sale. There is, however, no assurance that we will proceed with the Sale or Alternative Sale if the Requisite Consents are not obtained. Moreover, non-consenting holders will be subject to the 30 to 60 day notice requirement prior to payment, as provided in the Indenture, and there can be no assurance that such amounts will ever be paid.
     The consummation of the sale of the Trico Sabre and Trico Star and the proposed application of the new proceeds thereof also requires the consent of the lenders under:
•	that certain credit agreement among Trico Cayman, Holdco, the direct and indirect subsidiaries of the Company, as guarantors, the lenders party thereto from time to time, and Nordea Bank Finland Plc, New York Branch, as administrative agent as amended by that certain First Amendment and Waiver to Credit Agreement, dated as of March 15, 2010, that certain Second Amendment to Credit Agreement and Forbearance Agreement, dated as of June 17, 2010, that certain Third Amendment to Credit Agreement and Forbearance Agreement, dated as of June 29, 2010, that certain Fourth Amendment to Credit Agreement, dated as of July 23, 2010 and that certain Fifth Amendment to Credit Agreement and Forbearance Agreement dated as of September 21, 2010 (the “Working Capital Facility”); and
•	that certain credit agreement among Trico Supply, the Company, the direct and indirect subsidiaries of the Company, as guarantors, the lenders party thereto from time to time, and Cantor Fitzgerald Securities, as administrative agent as amended by that certain First Amendment to Priority Credit Agreement, dated as of October 1, 2010, that certain Second Amendment to Priority Credit Agreement, dated as of October 15, 2010, that certain Third Amendment, Consent and Waiver to Priority Credit Agreement, dated as of November 12, 2010 (the “Priority Credit Facility”).
Available Information
     Our principal executive offices are located at 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380. The Parent files annual, quarterly and current reports and other information electronically with the Securities and Exchange Commission (the “SEC”). You may

read and copy any materials the Parent files with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our filings.
     Our website address is www.tricomarine.com, where all of the Parent’s public filings are available, free of charge, through website linkage to the SEC. We make available free of charge, on or through the Investor Relations section of our Internet website, access to the Parent’s filings of its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 with the SEC. Our website provides a hyperlink to a third party SEC filings website where these reports may be viewed and printed at no cost as soon as reasonably practicable after the Parent electronically files such material with, or furnishes it to, the SEC. The information contained on our website, or any other website, is not, and shall not be deemed to be, part of or incorporated into this consent solicitation statement.
     We incorporate by reference in this consent solicitation statement the documents listed below and any future filings we or the Parent make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of this consent solicitation statement until the effective time. We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that the Parent files with the SEC, unless otherwise specified in such current report:
•	The Parent’s Annual Report on Form 10-K (including the portions of the Parent’s proxy statement for its 2010 annual meeting of stockholders incorporated by reference therein) for the year ended December 31, 2009;
•	The Parent’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and
•	The Parent’s Current Reports on Form 8-K filed on January 22, 2010, February 25, 2010, March 31, 2010, April 22, 2010, April 27, 2010, May 4, 2010, June 2, 2010, June 14, 2010, June 16, 2010, June 17, 2010, June 21, 2010, July 1, 2010, July 19, 2010, July 29, 2010, August 10, 2010, August 25, 2010, August 26, 2010, September 2, 2010, September 13, 2010, September 21, 2010, October 7, 2010, October 21, 2010, November 2, 2010, November 8, 2010, November 12, 2010 and November 15, 2010.
     By consenting to the Proposed Amendment, the consenting party expressly acknowledges and agrees that it has been afforded meaningful opportunity to review all information, including the Parent’s financial statements, considered by the consenting party to be necessary to decide whether to grant its consent.
     Any statement contained herein or in a document made available by us will be deemed to be modified or superseded for purposes of this consent solicitation statement to the extent that a statement contained in any filing with the SEC made by the Parent or document we subsequently provide or make available modifies or supersedes the previous statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this consent solicitation statement.
Forward-Looking Statements
     Certain statements in this consent solicitation statement that are not historical fact may be “forward-looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond our control that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to the Parent and its industry and other factors, which could affect the Parent’s and our results of operations or financial condition, are included in the Parent’s SEC filings and below under “Risks.” We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this consent solicitation statement.
Risks
     Before providing your consent you should carefully consider the risks and other information that we have included in this consent solicitation statement or that are included in the documents we have incorporated by reference herein. There may be additional risks not presently known to us or that we currently deem immaterial, which are not included or incorporated by reference in this consent solicitation statement.
     Although we solicited a number of bids for the sale of the Trico Sabre and Trico Star, we did not undertake a new third party appraisal to value those vessels.
     We solicited a number of bids for the sale of the Trico Sabre and Trico Star. See “—Background.” We ultimately entered into the Memorandum of Agreement with Lewek Shipping, which submitted the highest bid and is unaffiliated with us. However, we did not undertake a new third party appraisal to value those vessels, and cannot assure whether the Sale Price is equal to or greater than the value that any such appraisal may have estimated.
     The effectiveness of the Proposed Amendment is subject to certain conditions.
     The effectiveness of the Proposed Amendment is subject to the satisfaction of certain conditions, including the consents of the lenders under the Working Capital Facility and Priority Credit Facility and, potentially, the approval of the execution by Parent Entities of the Third Supplemental Indenture and amendments to the Collateral Agency and Intercreditor Agreement by the United States Bankruptcy Court. See “—Effectiveness of Proposed Amendment; Preconditions.” There can be no assurance that such conditions will be met. If the Preconditions (defined herein) are not met, then the original terms of the Indenture will remain operative regardless of whether the Third Supplemental Indenture has been executed by the parties thereto. However, we reserve the right to give effect to the Proposed Waiver.

     You should consider the United Stated federal income tax consequences of delivering a consent.
     The United States federal income tax consequences to Holders of Notes of the adoption of the Proposed Amendment are not entirely clear. See “Certain U.S. Federal Income Tax Considerations.” Holders are strongly encouraged to consult their own tax advisors concerning the application of U.S. federal income, gift and estate, U.S. state and local, non-U.S. and other tax consequences of participating in the consent solicitation.
Credit Parties and Affiliates in Bankruptcy
     Trico Marine Services, Inc., Trico Marine Assets, Inc., Trico Marine Operators, Inc. Trico Marine International, Inc., Trico Holdco LLC and Trico Marine Cayman, L.P. have filed petitions for reorganization under Chapter 11 with the United States Bankruptcy Court for the District of Delaware on August 25, 2010.
Record Date
     The Record Date for the determination of holders entitled to give consents pursuant to the solicitation is 5:00 p.m., EST, on November 24, 2010. This consent solicitation statement and the letter of consent, which we refer to collectively as “Solicitation Materials,” are being sent to all Holders of record on the Record Date. Such date has been fixed as the date for the determination of Holders entitled to deliver a consent. We reserve the right to establish, from time to time, but in all cases prior to receipt of the Requisite Consents, any new date as such Record Date with respect to the Notes and, thereupon, any such new date will be deemed to be the Record Date for purposes of the solicitation for the Notes.
The Proposed Amendment
     Consenting to the Proposed Amendment (defined below) authorizes (i) the execution of the Third Supplemental Indenture, which will, among other things, notwithstanding the terms of the Indenture, permit us to sell the vessels Trico Star and Trico Sabre en bloc for a sales price of at least $49,685,000 or individually for a sales price of not less than $25,000,000, (ii) the application of the proceeds from such disposition or dispositions as follows: (A) if the Incremental Priority Conditions have not been satisfied then (a) $20,000,000 will be retained by the Company for working capital purposes or to repay indebtedness under the Priority Credit Agreement or Working Capital Facility or redeem additional Notes on the terms set out in clause (b)(II) below and (b) (I) 8.36% of the remaining net proceeds will be used to repay indebtedness (including accrued interest) and/or cash collateralize letters of credit under the Working Capital Facility, and (II) 91.64% of the remaining net proceeds will be used to redeem Notes at 100% of principal amount and repay accrued interest on the Notes to be redeemed and (B) if the Incremental Priority Conditions have been satisfied then (a) 8.36% of the full amount of the net proceeds will be used to repay indebtedness (including accrued interest thereon) and/or cash collateralize letters of credit under the Working Capital Facility, and (b) 91.64% of the full amount of the net proceeds will be used to redeem Notes at 100% of principal amount and repay accrued interest on the Notes to be redeemed, (iii) the release of the liens on the Trico Sabre and Trico Star by Wilmington Trust FSB, as collateral agent (the “Collateral Agent”), in connection with such disposition or dispositions and all actions by the Trustee and the Collateral Agent for the purpose of effecting the same and (iv) the execution of any amendments to the Amended and Restated Collateral Agency and Intercreditor Agreement, dated September 21, 2010, among the Company, the guarantors identified therein, the Collateral Agent, the Trustee, Cantor Fitzgerald Securities and Nordea Bank Finland, Plc, New York Branch (the “Intercreditor Agreement”) and any other documents relating to the foregoing.
     The Third Supplemental Indenture will, among other things, amend the Indenture as follows (the amendment described below and more specifically set forth in the Third Supplemental Indenture is the “Proposed Amendment”:
•	Various provisions of the Indenture will be amended or superseded such that the Trico Star and Trico Sabre will be permitted to be sold en bloc for sales price of at least $49,685,000 or individually for a sales price of not less than $25,000,000.
•	Various provisions of the Indenture will be amended or superseded to allow for the application of the proceeds of the disposition of the Trico Star and Trico Sabre as follows: (A) if the Incremental Priority Conditions have not been satisfied then (i) $20,000,000 will be retained by the Company for working capital purposes or to repay indebtedness under the Priority Credit Agreement or Working Capital Facility or redeem additional Notes on the terms set out in clause (ii)(b) below and (ii) (a) 8.36% of the remaining net proceeds will be used to repay indebtedness (including accrued interest) and/or cash collateralize letters of credit under the Working Capital Facility, and (b) 91.64% of the remaining net proceeds will be used to redeem Notes at 100% of principal amount and repay accrued interest on the Notes to be redeemed and (B) if the Incremental Priority Conditions have been satisfied then (i) 8.36% of the full amount of the net proceeds will be used to repay indebtedness (including accrued interest thereon) and/or cash collateralize letters of credit under the Working Capital Facility, and (ii) 91.64% of the full amount of the net proceeds will be used to redeem Notes at 100% of principal amount and repay accrued interest on the Notes to be redeemed. The Trustee will be directed to cause the Collateral Agent to enter into such amendments to the Intercreditor Agreement and the other transaction documents as are necessary to effectuate such application (including all amendments required in connection with the Incremental Priority Loan).
     Any description of the Proposed Amendment to the Indenture contained herein is qualified in its entirety by reference to the full and complete provisions contained in the Third Supplemental Indenture.
Waiver
     By consenting to the Proposed Amendment, the Holders are agreeing, as against any of us, the Information Agent, the Tabulation Agent, the Solicitation Agent, the Trustee or the Collateral Agent and their respective officers, employees, attorneys, advisors, directors and affiliates, to waive any objections, claims and causes of action with respect to the Proposed Amendment and the implementation thereof, including any future defaults under the Third Supplemental Indenture and the other transaction documents with respect to the covenants and provisions that would or could be modified if the Requisite Consents are obtained and the transaction documents become operative; and each consenting Holder hereby irrevocably waives application of such provisions as to the Notes to which its consent relates, as set forth in the Proposed Waiver, whether or not the Requisite Consents are obtained. We reserve the right, instead of implementing the Third Supplemental Indenture, to give effect to the Proposed Waiver, whether or not the Requisite Consents are obtained.
How to Consent
     Holders who wish to consent to the Proposed Amendment should deliver, and not revoke, one or more properly completed letters of consent signed by or on behalf of such Holder by registered mail, hand delivery, overnight courier or by facsimile or electronic transmission to the Tabulation Agent at its address or facsimile number set forth on the back cover of the consent solicitation statement in accordance with the instructions contained in the Solicitation Materials. We shall have the absolute right in our sole discretion to determine whether any purported consent satisfies the requirements of the solicitation and the Indenture, and any such determination shall be final and binding on the Holder who delivered such consent or purported consent.
     The letter of consent must be executed in exactly the same manner as the name of the Holder appears on the Notes.
     Consents will be accepted from Holders and any other person who has obtained a proxy in a form reasonably acceptable to us that authorizes such other person (or person claiming title by or through such other person) to deliver a consent with respect to any Notes on behalf of such Holder. For purposes of the solicitation, DTC has authorized the direct participants in DTC set forth in the position listing of DTC as of the Record Date to execute the letter of consent as if they were Holders of the Notes held of record in the name of DTC or its nominee. Accordingly, consents will be accepted from DTC participants. Any beneficial owner whose Notes are held through a broker, dealer, commercial bank, trust company or other nominee (individually, a “Custodian” and collectively, “Custodians”), and who wishes to consent should contact their Custodian of the Notes promptly and instruct such Custodian to consent on its behalf. An authorized Participant must execute the letter of consent exactly as its name appears on DTC’s position listing as of the Record Date.
     Each letter of consent that is properly completed, signed, delivered to and received by the Tabulation Agent (and accepted by us as such and not revoked), will be given effect in accordance with the specifications thereof. A letter of consent should not be delivered to us or the Trustee. However, we reserve the right to accept any consent received by us or the Trustee by any other reasonable means or in any form that reasonably evidences the giving of a consent. Under no circumstances should any person tender or deliver Notes to us, the Trustee, the Tabulation Agent, the Information Agent or the Solicitation Agent.
     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of a consent will be resolved by us, in our sole discretion, which resolution shall be final and binding. We reserve the right to reject any and all consents not validly given or any consents, our acceptance of which could, in our opinion or the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities in the delivery of a consent or modify the conditions to the solicitation. Unless waived, any defects or irregularities in connection with deliveries of consents must be cured within such time as we shall determine. None of us, the Trustee, the Tabulation Agent, the Information Agent, the Solicitation Agent or any other person shall be under any duty to give notification of defects, irregularities or waivers with respect to deliveries of consents, nor shall any of them incur any liability for failure to give such notification.
     If the Notes to which a consent relates are held by two or more joint Holders, each such Holder must sign the letter of consent. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to us of such person’s authority so to act. If Notes are held in different names, a separate letter of consent must be executed covering each name.
     If a consent relates to fewer than all Notes held of record as of the Record Date by the Holder providing such consent, such Holder must indicate on the letter of consent the aggregate dollar amount (in integral multiples of $1,000) of such Notes to which the consent relates. Unless otherwise indicated, the consent will be deemed to relate to all Notes held by such Holder.
Effectiveness of Proposed Amendment; Preconditions
     Promptly after receiving the Requisite Consents (which have not been revoked), we and the Trustee intend to execute the Third Supplemental Indenture, unless we have terminated this solicitation for any reason. The Third Supplemental Indenture will become effective immediately upon execution and delivery by us and the Trustee; provided, however, that the Third Supplemental Indenture will not become operative by its terms unless and until, (i) we obtain waivers, consents or amendments from the lenders under the Priority Credit Facility and the Working Capital Facility such that the sale of the Trico Star and Trico Sabre and the application of the proceeds thereof as contemplated herein shall not constitute a default thereunder, and (ii) if applicable, approval of the execution by the Parent Entities of the Third Supplemental Indenture, the proposed amendment to the Working Capital Facility and any related documents has been received from the United States Bankruptcy Court for the District of Delaware in the proceedings styled In re: Trico Marine Services, Inc., et al., No. 10-12653 (the “Preconditions”). We can terminate this solicitation for any reason prior to execution of the Third Supplemental Indenture. We may not waive the Preconditions set forth in clause (i) above.
Right to Amend or Terminate Solicitation
     Notwithstanding anything to the contrary set forth in this consent solicitation statement, we reserve the right at any time prior to execution of the Third Supplemental Indenture to:
•	terminate the solicitation for any reason,

•	amend the terms of the solicitation, including, without limitation, to reduce the amount of the Requisite Consents, with respect to all or a portion of the provisions to be amended by the Proposed Amendment; or

•	instead of implementing the Third Supplemental Indenture, give effect to the Proposed Waiver, whether or not the Requisite Consents are obtained
     In such event, we will provide notice by public announcement. In the event that the consent solicitation is terminated, the Proposed Amendment will not become effective, with the result that the Indenture will remain in its current form.
     Any waiver, amendment or modification of the consent solicitation will apply to all Notes, whether or not consents with respect to any such Notes are delivered pursuant to the consent solicitation. If the consent solicitation is amended in a manner determined by us to constitute a material change to Holders, we will promptly give notice of such amendment and disseminate additional solicitation materials. Without limiting the manner in which any public announcement may be made, we may give notice to Holders as promptly as practicable by public announcement (including by press release, by Dow Jones News Service, by Bloomberg or another public announcement). During any extension of the consent solicitation, all consents to the Proposed Amendment will remain effective unless revoked.
Consent Payment
     We will not pay any consent fee to Holders for their consents to the Proposed Amendment.
Revocation of Consents
     Pursuant to Section 9.04 of the Indenture, consents with respect to the Proposed Amendment may be revoked by a Holder of the Notes to which such consent relates if the Trustee receives the notice of revocation before the revocation deadline (defined below). Consents may not be revoked on or after the revocation deadline. The “Revocation Deadline” is the date when (1) the Tabulation Agent on or prior to the Expiration Date receives properly completed and executed, and not revoked, letters of consent in respect of the requisite aggregate current principal amount of the Notes that are outstanding and (2) the Third Supplemental Indenture is executed by the parties thereto. Notices of revocation must be completed, signed, dated and delivered to the Trustee (accompanied by such proxy or other required documents) in the same manner as would be required for a consent. Pursuant to Section 9.04 of the Indenture, only a Holder of the Notes as of the Record Date may revoke a previously given consent.
Information and Tabulation Agent
     We have retained Deutsche Bank National Trust Company to serve as our Information Agent and Tabulation Agent in connection with the solicitation. For the services of the Information Agent and Tabulation Agent, we have agreed to pay reasonable and customary fees and to reimburse the Information Agent and Tabulation Agent for its reasonable out-of-pocket expenses in connection with such services.

     We have not authorized any person (including the Information Agent and the Tabulation Agent) to give any information or make any representations in connection with the solicitation other than as set forth herein and, if given or made, such information or representations must not be relied upon as having been authorized by us, the Trustee, the Information Agent, the Tabulation Agent or any other person.
     Requests for assistance in filling out and delivering the letter of consent or requests for additional copies of this consent solicitation statement or the letter of consent and other related documents should be directed to the Information Agent at its address and telephone number set forth on the back cover of this consent solicitation statement.
Solicitation Agent
     Evercore will act as Solicitation Agent in connection with this consent solicitation. Evercore will solicit consents and respond to inquiries of Holders. The Solicitation Agent can be reached by calling (212) 822-7584.
Fees and Expenses
     We will bear the costs of the solicitation, including the fees and expenses of the Tabulation Agent, the Information Agent and the Solicitation Agent. We will pay the Tabulation Agent, Information Agent and Solicitation Agent reasonable and customary compensation for their services in connection with the solicitation, plus reimbursement for expenses.
     Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Information Agent, by application of funds provided by us, for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will pay all other fees and expenses attributable to the solicitation and the execution of the Proposed Amendment, other than expenses incurred by Holders or beneficial owners of Notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
     To ensure compliance with Treasury Department Circular 230, each person receiving this consent solicitation statement is hereby notified that: (a) any discussion of federal tax issues in this consent solicitation statement is not intended or written to be relied upon, and cannot be relied upon, by Holders of Notes for the purpose of avoiding penalties that may be imposed on Holders under the Internal Revenue Code of 1986, as amended; (b) such discussion is included herein by us in connection with the promotion or marketing (within the meaning of Treasury Department Circular 230) of the transactions or matters addressed herein; and (c) Holders should seek advice based on their particular circumstances from an independent tax advisor.
     The following is a summary of certain U.S. federal income tax considerations of the adoption of the Proposed Amendment that may be relevant to Holders of Notes as of the Record Date who hold such Notes as “capital assets” (generally, property held for investment). The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, and U.S. Treasury Regulations, administrative rulings and pronouncements and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We will not seek any ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel regarding the matters discussed below. We cannot assure you that the IRS will not challenge one or more of the tax consequences described in this discussion.
     This summary is not a complete description of all the U.S. federal income tax consequences of the adoption of the Proposed Amendment and, in particular, may not address special U.S. federal income tax considerations, such as:
•	tax consequences to Holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, traders in securities that elect to use a mark-to-market method of accounting for their securities, U.S. expatriates or certain former citizens or long-term residents of the United States;

•	tax consequences to persons holding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to Holders of Notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and holders of interests therein; and

•	alternative minimum tax consequences, if any.
This summary also does not address any U.S. federal tax consequences, other than U.S. federal income tax consequences (e.g., estate and gift), or any state, local or foreign tax consequences.

     Whether an instrument is characterized as equity or debt for U.S. federal income tax purposes depends on the circumstances surrounding the issuer and the terms and operation of the instrument. We believe that the Notes are treated as debt for U.S. federal income tax purposes, and the following discussion assumes that the Notes are properly classified as debt for U.S. federal income tax purposes.
     Holders of Notes are strongly encouraged to consult their own tax advisors concerning the U.S. federal income and estate and gift, and any state or local income or franchise, tax consequences of the adoption of the Proposed Amendment, as well as any consequences under the laws of any other applicable taxing jurisdiction.
Tax Considerations to U.S. Holders
     The term “U.S. holder” means a beneficial owner of Notes that is for U.S. federal income tax purposes:
     (i) an individual who is a citizen or resident of the United States;
     (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state or political subdivision thereof;
     (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
     (iv) a trust that (a) is subject to the primary supervision of a U.S. court and which has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.
     If an entity treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are an entity treated as a partnership that holds Notes, or a partner of such a partnership, you should consult your tax advisor.
     The U.S. federal income tax consequences to U.S. holders will depend upon whether the adoption of the Proposed Amendment results in a deemed exchange of “new” or modified Notes for the “old” or original Notes. Treasury Regulations promulgated under Section 1001 of the Code provide that such a deemed exchange occurs if a “significant modification” (within the meaning of the Treasury Regulations) in the terms of the debt instrument has occurred, taking into account all relevant facts and circumstances. In general, the Treasury Regulations provide that a deemed exchange occurs only if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.”
     The Treasury Regulations provide that a modification that releases, substitutes, adds or otherwise alters the collateral for, a guarantee on, or other form of credit enhancement for a recourse debt instrument is a significant modification if the modification results in a change in payment expectations. A change in payment expectations occurs, if, as a result of a transaction there is (i) a substantial enhancement of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was adequate prior to the modification, or (ii) a substantial impairment of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was adequate prior to the modification is primarily speculative after the modification. The obligor’s capacity includes any source for payment, including collateral, guarantees, or other credit enhancement.
     Although not free from doubt, we intend to take the position that the Proposed Amendment does not result in a deemed exchange. However, if the Proposed Amendment were treated as causing a deemed exchange, a U.S. holder would recognize gain or, subject to the possible application of the wash sale rules, loss unless the deemed exchange were treated as a recapitalization. A deemed exchange generally would qualify as a recapitalization if both the “old” Notes and the “new” Notes qualify as “securities” for federal income tax purposes. In the case of a debt instrument, neither the Code nor the Treasury Regulations define the term security. Most authorities have held that the term to maturity of the debt instrument is one of the most significant factors in determining whether a debt instrument is a security. In this regard, debt instruments with a term of ten years or more generally qualify as securities, debt instruments with a term between five and ten years may qualify as securities, and debt instruments with a term of less than five years generally do not qualify as securities. There is some authority, however, that suggests that notes of a shorter term can qualify as securities if they represent a continuation of notes with substantially the same terms. It is unclear in this situation whether either the old Notes or new Notes would qualify as securities and therefore whether a deemed exchange would qualify as a recapitalization.
     Because of the inherently factual nature of whether the Proposed Amendment results in a significant modification and thus, a deemed exchange, and whether a debt instrument qualifies as a security for U.S. federal income tax purposes, you are strongly encouraged to consult your tax advisor regarding the application of the rules described above.
Tax Consequences to Non-U.S. Holders
     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of Notes that is a non-U.S. holder. As used herein, a “non-U.S. holder” is any beneficial owner of Notes that is an individual, corporation, estate or trust that is not a U.S. holder.
     As described above, we intend to take the position that the Proposed Amendment does not result in a deemed exchange. However, if the Proposed Amendment were treated as causing a deemed exchange, and such exchange was a taxable exchange (rather than a recapitalization), a non-U.S. holder generally would not be subject to U.S. federal income tax on any income or gain resulting from the adoption of the Proposed Amendment unless: (i) such income or gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States, in which case the non-U.S. holder generally would be taxed on the income or gain in the same manner as a U.S. holder (unless an applicable income tax treaty provides otherwise), and a corporate non-U.S. holder may be subject to an additional branch profits tax at the rate of 30 percent (unless reduced by an applicable income tax treaty); or (ii) in the case of gain, the

non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the deemed exchange and certain other conditions are satisfied, in which case the non-U.S. holder would be subject to a flat 30% rate of U.S. federal income tax on the gain, which may be offset by U.S. source capital losses.
     The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax considerations or other tax considerations of the consent solicitation. Thus, Holders are urged to consult their own tax advisors as to the specific tax consequences of the consent solicitation to them, including tax return reporting requirements, the applicability and the effect of United States federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.

SOLICITATION OF CONSENT AND WAIVER
Relating to the
$400,000,000 of 11 ⅞% Senior Secured Notes Due 2014
CUSIP Nos. 89612BAA6 and R92856AA2
of
Trico Shipping AS
     In order to give its consent, a Holder should mail, hand deliver, send by overnight courier or by facsimile or electronic transmission (in each case, confirmed by physical delivery) a properly completed and duly executed letter of consent, and any other required document, to the Tabulation Agent at its address set forth below. Any questions or requests for assistance or for additional copies of this consent solicitation statement or related documents may be directed to the Information Agent at one of its telephone numbers set forth below. A Holder (or a beneficial owner that is not a Holder) may also contact the Information Agent at their respective telephone numbers set forth below or its broker, dealer, commercial bank, trust company or other nominee for assistance concerning the solicitation.
The Tabulation Agent and Information Agent for the solicitation is:
Deutsche Bank National Trust Company

By Regular Mail:	By Hand or Overnight Courier:

DB Services Americas, Inc	DB Services Americas, Inc
MS JCK01-0218	MS JCK01-0218
5022 Gate Parkway, Suite 200	5022 Gate Parkway, Suite 200
Jacksonville, FL 32256	Jacksonville, FL 32256
Attention: Security Holder Relations
By Facsimile (for Eligible Institutions only):
(615) 866-3889
For Information or Confirmation by Telephone:
1-800-735-7777, option 1
     Questions concerning the terms of the consent solicitation should be directed to the Solicitation Agent, Evercore Partners, at the following telephone number: (212) 822-7584.